EXHIBIT 2.1

ASSIGNMENT OF MEMBERSHIP

INTERESTS

This Assignment of Membership Interests (this “Assignment”) dated effective as of October 12, 2021 (the “Effective Date”) is entered into by and between Viking Energy Group, (“Assignor”) and Elysium 2021, L.L.C. (“Assignee”).

RECITALS:

A.	Viking Energy Group, Inc. (“Viking”) owns all of the membership interests of Elysium Energy Holdings, LLC (“Holdings”);

B.	Holdings owns all of the membership interests of Elysium Energy, LLC (“ElysiumEnergy”);

C.

Elysium Energy owns all of the membership interests of ElysiumEnergy LA, LLC, Elysium Energy TX, LLC, Turtle Bayou, LLC, Ramos, LLC, Point a La Hache, LLC and Potash, LLC (collectively, the “Elysium E&P Entities”);

D.	The Elysium E&P Entities own interests in certain oil and gas properties located in Louisiana and Texas;

E.

Holdings, as guarantor, and the Elysium E&P Entities, as borrowers, are parties to a Term Loan Credit Agreement, a copy of which has been provided to the Assignee along with copies of production reports, lease operating statements, and other information relating to Holdings and the Elysium E&P Entities;

F.	Assignor has agreed to transfer to Assignee all of the issued and outstanding membership interests owned by Assignor of Holdings (the “Assigned Interests”); and

G.	Assignor desires to transfer all of the Assigned Interests to Assignee, and Assignee desires to accept the Assigned Interests from the Assignee.

NOW, THEREFORE, the parties to this Assignment hereby agree as follows:

1. Assignment of Assigned Interests. In exchange for good and valuable consideration, the receipt of which is hereby acknowledged, and effective as of the Effective Date, the Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, and Assignee hereby purchases and accepts, all of the Assigned Interests on an as-is, where-is basis.

2. Future Cooperation. Assignor and Assignee mutually agree to execute any further deeds, bills of sale, assignments, or other documents as may be reasonably requested by the other party for the purpose of giving effect to, evidencing or giving notice of the transaction evidenced by this Assignment.

Assignment of Membership Interest –  Holdings

1

3. Amendment and Modification; Waiver. This Assignment may be amended, modified and supplemented only by written instrument duly authorized and executed by Assignor and Assignee. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Assignment shall not operate or be construed as a waiver of any other provision or breach

4. Governing Law. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to conflict of law principles.

5. Counterparts. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6. Severability. If any provision of this Assignment is determined to be invalid or unenforceable, in whole or in part, it is the parties’ intention that such determination will not be held to affect the validity or enforceability of any other provision of this Assignment, which provisions will otherwise remain in full force and effect.

7. Successors and Assigns. This Assignment will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Assignor:

VIKING ENERGY GROUP, INC.

/s/ James A. Doris
Name: James A. Doris
Title: President & CEO

Assignment of Membership Interest –  Holdings

2

Assignee:

TO Elysium 2021, L.L.C.

/s/ April Hammel
Name: April Hammel
Title: Secretary

Assignment of Membership Interest –  Holdings

3